Exhibit 10.14

LEASE

by and between

REAL PROPERTY INVESTMENTS, LLC

(“Landlord”)

and

IGM BIOSCIENCES, INC.

(“Tenant”)

For the approximately 19,712 sq. ft. Premises at 325 E. Middlefield Road

and the approximately 14,400 sq. ft. Premises at 265 N. Whisman Road,

Mountain View, California

TABLE OF CONTENTS

Page

1. Basic Lease Provisions	2
1.1 Premises	2
1.2 Commencement Date	2
1.3 Term	2
1.4 Use	2
1.5 Monthly Base Rent	2
1.6 Security Deposit	3
1.7 Brokers	3
2. Premises	3
3. Definitions	3
3.1 Alterations	3
3.2 Commencement Date	3
3.3 HVAC	3
3.4 Interest Rate	3
3.5 Landlord’s Agents	3
3.6 Real Property Taxes	3
3.7 Rent	4
3.8 Sublet	4
3.9 Subtenant	4
3.10 Intentionally Omitted	4
3.11 Tenant Improvements	4
3.12 Tenant’s Agents	4
3.13 Tenant’s Personal Property	4
4. Lease Term	4
4.1 Term	4
4.2 Early Entry	4
5. Rent	4
5.1 Monthly Base Rent	4
5.2 Additional Rent	5
6. Late Payment	5
7. Security Deposit	5
8. Holding Over	6
9. Condition of Premises	7
9.1 Whisman Road Premises	7
9.2 Middlefield Road Premises	8
9.3 CASp Inspections	8
10. Use	8
10.1 Tenant’s Use	9
10.2 Compliance	8
10.3 Hazardous Materials	9
11. Quiet Enjoyment	9
12. Alterations	10

-i-

13. Surrender of the Premises	10
14. Taxes on Personal Property	11
15. Utilities and Services	11
16. Repair and Maintenance	11
16.1 Landlord’s Obligations	11
16.2 Tenant’s Obligations	11
16.3 Tenant to Pay Operating Expenses	12
16.4 Monthly Payments	14
16.5 Right to Audit	14
16.6 Waiver	14
16.7 Compliance with Laws	14
17. Liens	15
18. Landlord’s Right to Enter the Premises	15
19. Signs	15
20. Insurance	16
20.1 Tenant’s Indemnification	16
20.2 Landlords Indemnification	16
20.3 Tenant’s Insurance	16
20.4 Special Form Insurance	16
20.5 Certificates	17
20.6 Insurance Requirements	17
20.7 Landlord’s Disclaimer	17
21. Waiver of Subrogation	17
22. Damage or Destruction	18
22.1 Partial Damage Insured	18
22.2 Partial Damage – Uninsured	19
22.3 Total Destruction	19
22.4 Landlord’s Obligations	19
22.5 Damage Near End of Term	20
23. Condemnation	20
24. Assignment and Subletting	21
24.1 Landlord’s Consent	21
24.2 Information to Be Furnished	21
24.3 Landlord’s Alternatives	21
24.4 Executed Counterpart	21
24.5 Exempt Sublets	21
24.6 Sublet Profits	22
24.7 Sublet Costs	22
24.8 Approved Users	22
25. Default	22
25.1 Tenant’s Default	22
25.2 Remedies	23
25.3 Landlord’s Default	24
26. Subordination	25
27. Notices	26

-ii-

28. Attorneys’ Fees	26
29. Estoppel Certificates	26
30. Financial Statements	26
31. Transfer of the Premises by Landlord	26
32. Landlord’s Right to Perform Tenant’s Covenants	27
33. Tenant’s Remedy	27
34. Mortgagee Protection	27
35. Brokers	27
36. Acceptance	27
37. Recording	27
38. Modifications for Lender	27
39. Parking	28
40. General	28
40.1 Captions	28
40.2 Executed Copy	28
40.3 Time	28
40.4 Separability	28
40.5 Choice of Law	28
40.6 Terminology	28
40.7 Binding Effect	28
40.8 Waiver	28
40.9 Entire Agreement	29
40.10 Authority	29
40.11 Exhibits	29

-iii-

TABLE OF EXHIBITS

EXHIBIT A        The Premises

EXHIBIT B        Work Letter Agreement

EXHIBIT C        Shell Building Outline Specifications

-iv-

LEASE SUMMARY

Lease Date:	February 27, 2019

Landlord:	Real Property Investments, LLC

Address of Landlord:	7500 E. Arapahoe Road, Suite 310 Centennial, CO 80112

Tenant:	IGM Biosciences, Inc.

Address of Tenant:	265 N. Whisman Road Mountain View, CA

Premises Square Footage:	Approximately 34,112 rentable square feet in total; consisting of the Whisman Road Premises – 19,712 sq. ft. and the Middlefield Road Premises – approximately 14,400 sq. ft. rentable square feet

Premises Address:	325 E. Middlefield Road (“Middlefield Road Premises”) and 265 N. Whisman Avenue (“Whisman Road Premises”) Mountain View, California

Commencement Date:	Middlefield Road Premises – November 1, 2019 Whisman Road Premises – May 1, 2019

Term:	Six (6) years

Monthly Base Rent:	Months of Term	Monthly Base Rent
	May 1, 2019 – Oct 31, 2019	$64,800.00/month
	Nov 1, 2019 – April 30, 2020	$153,504.00/month
	May 1, 2020 – April 30, 2021	$158,109.12/month
	May 1, 2021 – April 30, 2022	$162,852.39/month
	May 1, 2022 – April 30, 2023	$167,737.97/month
	May 1, 2023 – April 30, 2024	$172,770.10/month
	May 1, 2024 – April 30, 2025	$177,953.21/month

Security Deposit:	$1,000,000

STANDARD SINGLE-TENANT LEASE

THIS LEASE (the “Lease”), for reference purposes only dated February 27, 2019 (the “Lease Date”) is entered into by and between Real Property Investments LLC, a Colorado limited liability company (“Landlord”), whose address is 7500 E. Arapahoe Road, Suite 310, Centennial, Colorado 80112 and IGM Biosciences, Inc., a Delaware corporation (“Tenant”), whose address is 325 East Middlefield Road, Mountain View, California.

1.    Basic Lease Provisions.

1.1    Premises.  Those certain premises consisting of approximately 19,712 rentable square feet in the building located at 325 East Middlefield Road, Mountain View, California (the “Middlefield Road Premises”), as approximately shown on EXHIBIT A, and those certain premises consisting of approximately 14,400 rentable square feet in the building located at 265 North Whisman Road, Mountain View, California (the “Whisman Road Premises”), as approximately shown on EXHIBIT A, together with the exclusive right to use all access and perimeter roads, parking areas, sidewalks, driveways, landscaped areas, exterior patios, service areas, trash disposal facilities, and similar areas and facilities appurtenant to the Middlefield Road Premises and the Whisman Road Premises (collectively, the “Outside Area”). The Middlefield Road Premises and the Whisman Road Premises, together with the Outside Area, are referred to collectively herein as the “Premises.” The term “Building” as used herein shall mean both the building which is the Middlefield Road Premises and the building which is the Whisman Road Premises.

1.2    Commencement Date.  The Commencement Date shall be May 1, 2019.

1.3    Term.  Six (6) years.

1.4    Use.  General office, research and development, manufacturing and any other related uses permitted by applicable Laws (defined below).

1.5    Monthly Base Rent.  The monthly base rent payable by Tenant for the Premises in accordance with the following schedule:

Months of Term	Monthly Base Rent
May 1, 2019 – Oct 31, 2019	$64,800.00/month
Nov 1, 2019 – April 30, 2020	$153,504.00/month**
May 1, 2020 – April 30, 2021	$158,109.12/month
May 1, 2021 – April 30, 2022	$162,852.39/month
May 1, 2022 – April 30, 2023	$167,737.97/month
May 1, 2023 – April 30, 2024	$172,770.10/month
May 1, 2024 – April 30, 2025	$177,953.21/month

**	Tenant shall commence paying Monthly Base Rent for the Middlefield Road Premises on November 1, 2019 (“Middlefield Rent Commencement Date”).

1.6    Security Deposit.  $1,000,000.

1.7    Brokers.  CBRE and Cushman & Wakefield USA, Inc.

2.    Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises.

3.    Definitions.  The following terms shall have the following meanings in this Lease:

3.1    Alterations.  Any alterations, additions or improvements made in, on or about the Building by Tenant after the Commencement Date, including, but not limited to, lighting, heating, ventilating, air conditioning, electrical, partitioning, drapery and carpentry installations.

3.2    Commencement Date.  The Commencement Date of this Lease shall be the first day of the Term determined in accordance with Paragraph 4.1.

3.3    HVAC.  Heating, ventilating and air conditioning.

3.4    Interest Rate.  Ten percent (10%) per annum, however, in no event to exceed the maximum rate of interest permitted by law.

3.5    Landlord’s Agents.  Landlord’s agents, managers, officers, and employees.

3.6    Real Property Taxes.  Any form of assessment, license, fee, rent tax, levy, penalty (if a result of Tenant’s delinquency), or tax (other than net income, estate, succession, inheritance, transfer or franchise taxes), imposed by any authority having the direct or indirect power to tax, or by any city, county, state or federal government or any improvement or other district or division thereof, whether such tax is: (i) determined by the area of the Premises or any part thereof or the rent and other sums payable hereunder, including, but not limited to, any gross income or excise tax levied by any of the foregoing authorities with respect to receipt of such rent or other sums due under this Lease; (ii) upon any legal or equitable interest of Landlord in the Premises or any part hereof; (iii) upon this transaction or any document to which Tenant is a party creating or transferring any interest in all or any part of the Premises; or (iv) levied or assessed in lieu of, in substitution for, or in addition to, existing or additional taxes against the Premises whether or not now customary or within the contemplation of the parties. In the case of any Real Property Taxes that may be evidenced by improvement or other bonds or that may be paid in annual or other periodic installments, for the purpose of calculating Real Property Taxes under this Lease, Landlord shall elect to cause such bonds to be issued or such assessment to be paid in installments over the maximum period permitted by applicable Law. Notwithstanding the foregoing, Real Property Taxes payable by Tenant under this Lease shall also not include (i) any penalties or interest charges (through no fault of Tenant), and (ii) any supplemental assessment of Real Property Taxes with respect to the Whisman Road Premises related to any period of time before the Term. Tenant shall have the right to request Landlord to contest Real Property Taxes assessed against the Premises, or Tenant’s personal property, and if Landlord is not willing to undertake such contest, Landlord agrees that Tenant, at Tenant’s expense, can institute a contest on its own and Landlord will reasonably cooperate with such contest. Tax refunds shall be credited against Real Property Taxes, as applicable, and refunded to Tenant regardless of when received, based on the Lease year to which the refund is applicable during the Term; it being understood that this obligation shall survive the termination of this Lease.

3.7    Rent.  The Monthly Base Rent plus the Additional Rent described in Paragraph 5.2.

3.8    Sublet.  Any transfer, sublet, assignment, license or concession agreement, change of ownership, mortgage, or hypothecation of this Lease or the Tenant’s interest in the Lease or any portion thereof.

3.9    Subtenant.  The person or entity with whom a Sublet agreement is proposed to be or is made.

3.10    Intentionally Omitted.

3.11    Tenant Improvements.  The improvements to the Premises to be constructed by Tenant pursuant to the terms of the Work Letter Agreement attached hereto as EXHIBIT B.

3.12    Tenant’s Agents.  Tenant’s agents, directors, officers, and employees.

3.13    Tenant’s Personal Property.  Tenant’s trade fixtures, furniture, equipment and other personal property in the Building.

4.    Lease Term.

4.1    Term.  The term of this Lease (“Term”) shall be six (6) years commencing on May 1, 2019 (“Commencement Date”) and terminating April 30, 2025, unless sooner terminated as provided herein.

4.2    Early Entry.  Tenant shall be permitted to enter the Whisman Road Premises upon execution of this Lease by Landlord and Tenant for purposes of planning and designing the Tenant Improvements, constructing the Tenant Improvements and otherwise preparing the Whisman Road Premises for Tenant’s occupancy. Such early entry shall be subject to all of the applicable terms and provisions hereof, specifically excepting that Tenant shall not be required to pay Monthly Base Rent or Operating Expenses until the Commencement Date. Landlord shall have the right to impose such additional conditions on Tenant’s early entry as Landlord shall reasonably deem appropriate. Prior to such early entry, Tenant shall deliver to Landlord the certificate of insurance required under Paragraph 20.5 below.

5.    Rent.

5.1    Monthly Base Rent.  Tenant shall pay to Landlord, in lawful money of the United States, commencing on the Commencement Date and continuing thereafter on or before the first (1st) day of each calendar month throughout the Term, Monthly Base Rent in the amounts set forth in Paragraph 1.6, except that the Monthly Base Rent for the first month of the Term shall be paid by Tenant upon execution of this Lease. Monthly Base Rent shall be payable in advance, without abatement, deduction, claim, offset, prior notice or demand, except as otherwise specifically provided herein. Rent for any partial month during the Term shall be prorated based on the number of days in such partial month.

5.2    Additional Rent.  All monies required to be paid by Tenant under this Lease, including, without limitation, Operating Expenses pursuant to Paragraph 16.3, shall be deemed Additional Rent and shall be paid to Landlord monthly, commencing on the Commencement Date and continuing thereafter on the first (1st) day of each calendar month throughout the Term.

6.    Late Payment.  Tenant acknowledges that late payment by Tenant to Landlord of Rent and other charges provided for under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult or impracticable to fix. Therefore, notwithstanding the notice provision in Paragraph 25.1.1, if any installment of Rent or any other charge due from Tenant is not received by Landlord within five (5) days after the date such Rent or other charge is due, Tenant shall pay to Landlord a sum equal to five percent (5%) of the amount overdue as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment by Tenant. Notwithstanding the foregoing, no such late charge or interest shall be due on the first, and only the first, late payment of Rent by Tenant during any calendar year of the Term, unless Tenant fails to make such payment within five (5) days after Tenant’s receipt of a written notice of delinquency from Landlord.

Initials:

/s/ SF	/s/ FS
Landlord	Tenant

7.    Security Deposit.  Tenant shall deliver to Landlord, within three (3) business days after the date this Lease has been fully executed, an irrevocable standby letter of credit (the “Letter of Credit”) in the amount of One Million Dollars ($1,000,000.00) as security for the full and faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant. The Letter of Credit shall be issued by a financial institution reasonably acceptable to Landlord, in a form reasonably acceptable to Landlord, and shall include, without limitation, provisions for (1) drawing on the Letter of Credit upon presentment (without any conditions other than a certification by Landlord that Landlord is entitled to draw upon the Letter of Credit pursuant to the terms of this Lease), including a statement that the Letter of Credit will be honored upon presentment, (2) the right to partial draws against such Letter of Credit, and (3) automatic extension of the Letter of Credit unless the issuer of the Letter of Credit notifies Landlord by certified or overnight express mail not less than thirty (30) days prior to the expiration of the Letter of Credit that the Letter of Credit will not be renewed. The Letter of Credit shall be issued for a term of at least twelve (12) months and shall be renewable for the entire Term of this Lease.

If Tenant defaults (beyond the expiration of any applicable notice and grace periods) with respect to any provisions of this Lease, including but not limited to the provisions relating to the payment of Rent and any of the monetary amounts due hereunder, Landlord may (but shall not be required to) draw upon such Letter of Credit for the payment of any Rent or other sum in default, the repair of any damage to the Premises caused by Tenant, its agents, employees or contractors, or the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default to the full extent permitted by law. Tenant hereby waives any restriction on the use or application of the Security Deposit by Landlord as set forth in California Civil Code Section 1950.7. If any portion of the Letter of Credit is drawn by Landlord for such purposes, Tenant shall, within ten (10) days after written demand therefor, deposit a replacement Letter of Credit with Landlord in the amount of the original Letter of Credit. Tenant’s failure to do so shall be a material breach of this Lease. If at any time during the Term of this Lease, Landlord receives a notice from the issuer of the Letter of Credit that the Letter of Credit will not be renewed for another twelve (12) months, then unless Tenant replaces the expiring Letter of Credit with a new Letter of Credit in the amount of $1,000,000 at least ten (10) days prior to the expiration of the then expiring Letter of Credit, Landlord shall have the right to draw upon the expiring Letter of Credit for the entire amount and to retain such proceeds until a Letter of Credit satisfying the requirements of this paragraph is received from Tenant. The Letter of Credit, less any amount that Landlord has deducted or is then entitled to deduct as a result of a Default by Tenant, shall be returned to Tenant at the expiration of the Term and after Tenant has vacated the Premises. In the event of termination of Landlord’s interest in this Lease, promptly upon written request Tenant shall deliver to Landlord’s successor in interest a replacement Letter of Credit in the form and substance of the Letter of Credit, and Landlord shall return to Tenant the Letter of Credit or the Letter of Credit shall be assigned to Landlord’s successor in interest with Tenant to pay any transfer fees charged by the issuer of the Letter of Credit. Further, Tenant may (i) at any time substitute a cash security deposit in lieu of the Letter of Credit, or (ii) at any time until an IPO Event (as defined below) shall have occurred, a replacement Letter of Credit meeting the requirements of this Paragraph 7, and in either such case, Landlord shall promptly return the Letter of Credit it is then holding to Tenant.

Notwithstanding anything to the contrary in this Section 7 or elsewhere in this Lease, if, at any time during the Term, Tenant completes an initial public offering and its equity securities are traded on a public exchange (an “IPO Event”), then (i) Tenant shall have the right to submit a cash Security Deposit in the amount of One Hundred Seventy-Seven Thousand Nine Hundred Fifty-Three Dollars and Twenty-One Cents ($177,953.21) in lieu of the Letter of Credit Landlord is then holding, in which event Landlord shall promptly return the Letter of Credit to Tenant, or (ii) if Landlord is then holding a cash Security Deposit instead of a Letter of Credit, then Landlord shall promptly upon request by Tenant refund to Tenant all but One Hundred Seventy-Seven Thousand Nine Hundred Fifty-Three Dollars and Twenty-One Cents ($177,953.21) of such cash Security Deposit to Tenant; it being understood that after an IPO Event, in order to obtain such reduction in the Security Deposit, Tenant shall only be allowed to provide Landlord with a cash Security Deposit in the amount of One Hundred Seventy-Seven Thousand Nine Hundred Fifty-Three Dollars and Twenty-One Cents ($177,953.21).

8.    Holding Over.  If Tenant remains in possession of all or any part of the Premises after the expiration of the Term, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only and not a renewal hereof or any extension for any further term. In such event, Tenant shall pay Monthly Base Rent equal to one hundred fifty percent (150%) of the Monthly Base Rent payable during the last month of the Term. Such month-to-month tenancy shall be subject to every other term, covenant and agreement of this Lease.

9.    Condition of Premises.

9.1    Whisman Road Premises   Landlord shall deliver possession of the Whisman Road Premises to Tenant on the date this Lease is fully executed, in AS IS condition, subject to the following. Landlord has substantially completed the improvements (collectively, the “Shell Building Improvements”) described in the revised drawings prepared by Reid Lerner Architects (revision dated 5-23-17) which are referenced in the letter to the City of Mountain View, Building Department attached hereto as EXHIBIT C (the “Shell Building Outline Specifications”) to the extent practical without the availability of plans and specifications for any specific tenant improvements to be constructed in the Whisman Road Premises. Tenant acknowledges that, as a result, certain improvements covered by the permit obtained by Landlord for the Shell Building Improvements have not been completed by Landlord (e.g., piping of gas and condensation lines for Tenant’s HVAC system), any such improvements will instead be completed by Tenant in connection with the Tenant Improvements, and the final inspection of the Shell Building Improvements by the City of Mountain View will not be completed until such remaining Building Shell Improvements are completed by Tenant in connection with the Tenant Improvements.

If Tenant determines that the Shell Building Improvements completed by Landlord were not completed in (i) accordance with the Shell Building Outline Specifications, (ii) in accordance with the permit issued by the City of Mountain View for such Shell Building Improvements, (iii) in compliance with any Laws applicable to such Shell Building Improvements at the time the permit was issued, and/or (iv) in a good and workmanlike manner, then Landlord shall make any necessary modifications and/or repairs to such Shell Building Improvements to correct any such non-compliance and/or any defects in construction (but excluding any damage to the Shell Building Improvements caused by Tenant, its agents, employees or contractors) at no cost or charge to Tenant as soon as reasonably possible following Landlord’s receipt of written notice from Tenant setting forth in reasonable detail the nature of such non-compliance and/or defects (the “Notice of Non-Compliance”). If Tenant delivers a Notice of Non-Compliance to Landlord prior to commencement of construction of the Tenant Improvements, and Landlord fails to complete any required modifications to the Shell Building Improvements within a commercially reasonable time after receipt of Tenant’s Notice of Non-Compliance, and such failure causes a delay in the substantial completion of the Tenant Improvements and Tenant’s receipt of a temporary certificate of occupancy (or other appropriate documentation from the City of Mountain View which allows Tenant to legally occupy the Whisman Road Premises), then Tenant shall be entitled to an abatement of one (1) day of Monthly Rent and Additional Rent for the Whisman Road Premises for each day of any such delay caused by Landlord. Prior to claiming any such delay caused by Landlord and right to a rent abatement, Tenant shall give Landlord written notice of the act or failure to act by Landlord that caused such delay and the number of days the substantial completion of the Tenant Improvements was delayed as a result thereof. Any dispute between Landlord and Tenant as to the amount of any rent abatement hereunder shall be resolved by arbitration in accordance with the Expedited Arbitration Procedures set forth in Paragraph 22.1 below.

Subject to all of the foregoing, by taking possession of the Whisman Road Premises Tenant shall be deemed to have accepted the Whisman Road Premises in good, clean condition and repair, subject to all applicable federal, state and local laws, statutes, ordinances and governmental regulations, including the Americans with Disabilities Act (collectively, “Laws”), and without limiting

Landlord’s continuing repair, maintenance and other obligations under this Lease. Tenant shall complete any Tenant Improvements to the Whisman Road Premises, at Tenant’s sole cost and expense, in accordance with the Work Letter Agreement attached as EXHIBIT B. In addition, Tenant shall be responsible for any modifications to the monument sign at the Premises which may be required by the City of Mountain View. Any damage to the Whisman Road Premises caused by Tenant’s move-in shall be repaired or corrected by Tenant, at its expense, subject to Section 21 regarding waiver of subrogation rights. Tenant acknowledges that neither Landlord nor Landlord’s Agents have made any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant’s business or for any other purpose, nor have agreed to undertake any Alterations or construct any Tenant Improvements to the Premises, except as expressly provided in this Lease.

9.2    Middlefield Road Premises.  Tenant acknowledges that Tenant is currently in possession of the Middlefield Road Premises pursuant to that certain Sublease dated August 26, 2016 (the “Sublease”) between Genia Technologies, Inc. (“Genia”), as sublessor, and Tenant, as sublessee, which Sublease expires on October 31, 2019. Accordingly, by execution of this Lease, Tenant shall be deemed to have accepted the Middlefield Road Premises in their present condition, “AS IS,” subject to all applicable Laws, and without limiting Landlord’s continuing repair, maintenance and other obligations under this Lease. Further, Landlord acknowledges and agrees that (i) neither Genia nor Tenant shall have any “restoration” obligations under the Sublease or underlying master lease, and (ii) if Genia shall default under the underlying master lease (through no fault of Tenant) and the underlying master lease is terminated prior to the Commencement Date, then Landlord shall keep the Sublease in full force and effect, and continue to recognize Tenant’s rights under the Sublease, as a direct lease between Landlord and Tenant. Commencing November 1, 2019, the Middlefield Road Premises shall become part of the Premises leased by Tenant pursuant to this Lease and shall be subject to all the terms and conditions of this Lease.

9.3    CASp Inspections.  Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that the Premises have not been inspected by a Certified Access Specialist (CASp). Accordingly, pursuant to California Civil Code Section 1938(e), Landlord hereby further states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

10.    Use.

10.1    Tenant’s Use.  Tenant shall use the Premises solely for the purposes specified in Paragraph 1.4 and shall not use the Premises for any other purpose without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

10.2    Compliance.  Tenant shall not use the Premises or suffer or permit anything to be done in or about the Premises which will in any way conflict with any Laws which may now or hereafter be in force, or the requirements of the Board of Fire Underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises, subject to Section 16.7 below. Tenant shall not commit any public or private nuisance or any other act or thing which might or would disturb the quiet enjoyment of any occupant of nearby property. Tenant shall place no loads upon the floors, walls or ceilings in excess of the maximum designed load reasonably determined by Landlord or which endanger the structure; nor place any harmful liquids in the drainage systems; nor dump or store waste materials or refuse or allow such to remain outside the Building proper, except in the enclosed trash areas provided, if any. Tenant shall not store or permit to be stored or otherwise placed any other material of any nature whatsoever outside the Building.

10.3    Hazardous Materials.  Tenant, at its sole cost, shall comply with all Laws relating to Tenant’s storage, use and disposal of any hazardous, toxic or radioactive materials, including those materials identified in 22 California Code of Regulations Sections 66261.1 et seq., as they may be amended from time to time (collectively “Hazardous Materials”). If Tenant does store, use or dispose of any Hazardous Materials, other than office and automotive supplies and cleaning supplies typically used for the permitted uses of the Premises, Tenant shall notify Landlord in writing at least ten (10) days prior to their first appearance on the Premises, provided that no such notice shall be required with respect to the Hazardous Materials that Tenant is presently using in the Premises, it being understood that Tenant may continue using such Hazardous Materials in the Premises in compliance with this Paragraph 10.3. Tenant shall be solely responsible for and shall defend, indemnify and hold Landlord and Landlord’s Agents harmless from and against all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with any storage, use or disposal of Hazardous Materials in, on or about the Premises by Tenant or Tenant’s Agents or invitees, including any claims, costs, and liabilities arising out of or in connection with the removal and/or remediation of any such Hazardous Materials in compliance with applicable Laws and any associated clean-up and restoration work required to return the Premises and the Property to substantially their condition existing prior to the appearance of any such Hazardous Materials on the Premises and/or the Property as required by applicable Laws. Tenant’s obligations hereunder shall survive the termination of this Lease. Notwithstanding anything to the contrary contained in this Lease, under no circumstance shall Tenant be liable or responsible for any claims, demands, costs, or liabilities directly or indirectly arising out of or in connection with any Hazardous Materials present at any time on or about the Premises or the violation of any applicable Laws with respect to Hazardous Materials, except to the extent that any of the foregoing is caused by the storage, use or disposal of such Hazardous Materials in, on, under or about the Premises by Tenant or any of Tenant’s Agents or invitees. To Landlord’s current actual knowledge, there currently are no Hazardous Materials present on or about the Premises in violation of applicable Laws.

11.    Quiet Enjoyment.  Landlord covenants that Tenant, upon performing the terms, conditions and covenants of this Lease, shall have quiet and peaceful possession of the Premises as against any person claiming the same by, through or under Landlord.

12.    Alterations.  After the Commencement Date, Tenant shall not make or permit any Alterations in, on or about the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Landlord’s consent shall not be required for any nonstructural Alterations to the interior of the Building that do not exceed Two Hundred Fifty Thousand and no/100ths Dollars ($250,000.00) in cost per year and do not affect the roof of the Building or the Building Systems, so long as Tenant provides Landlord with prior notice of any such Alterations (“Permitted Alterations”). If Tenant desires to make any Alterations to the Premises other than Permitted Alterations, Tenant shall submit the proposed plans and specifications for such Alterations to Landlord for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord fails to notify Tenant in writing of Landlord’s approval or disapproval of any Alterations shown on such plans and specifications within ten (10) business days after Landlord’s receipt of such documents from Tenant, then Landlord shall be deemed to have approved such Alterations. Tenant shall complete any Alterations to the Premises at Tenant’s sole expense, in compliance with all applicable Laws, including any permit requirements, by a licensed contractor, and in a good and workmanlike manner conforming in quality and design with the Premises existing as of the Commencement Date. Landlord acknowledges that, subject to Tenant’s receipt of all necessary governmental approvals, Tenant will have the right to install a reasonable number of electric vehicle charging stations in the parking area of the Outside Areas pursuant to plans and specifications subject to Landlord’s approval in accordance with this Paragraph 12. All Alterations made by or for Tenant shall be and become the property of Landlord upon the expiration or earlier termination of this Lease and shall not be deemed Tenant’s Personal Property; provided, however, that Landlord may, at Landlord’s option, require Tenant to remove, at Tenant’s expense, any or all Alterations installed by or for Tenant from the Premises at the expiration or sooner termination of this Lease. If Tenant requests that Landlord make a determination of whether Landlord will require Tenant to remove any Alterations upon the termination of this Lease, then Landlord shall notify Tenant of Landlord’s election within ten (10) business days after Tenant’s request for such determination by Landlord. If Landlord fails to notify Tenant in writing within such ten (10) day period that Landlord will require such removal, then Landlord shall be deemed to have elected not to require Tenant to remove such Alterations. In no event, however, shall Tenant be required to remove the Tenant Improvements from the Premises. If Tenant removes any Alterations as required or permitted herein, Tenant shall repair any and all damage to the Premises caused by such removal and return the Premises to their condition as of the Commencement Date, normal wear and tear excepted and subject to the provisions of Paragraph 22. Notwithstanding any other provision of this Lease, Tenant shall be solely responsible for the maintenance and repair of any Alterations made by it to the Premises.

13.    Surrender of the Premises.  Upon the expiration or earlier termination of the Term, Tenant shall surrender the Premises to Landlord in good condition and repair, normal wear and tear and condemnation, fire or other casualty, and repair and maintenance of the Premises that Landlord is obligated to perform under this Lease excepted. Tenant shall remove from the Premises all of Tenant’s Alterations required to be removed pursuant to Paragraph 12, and all Tenant’s Personal Property and repair any damage and perform any restoration work caused by such removal. If Tenant fails to remove such Alterations and Tenant’s Personal Property, and such failure continues after the termination of this Lease, Landlord may retain such property and all rights of Tenant with respect to it shall cease, or Landlord may place all or any portion of such property in public storage for Tenant’s account. Tenant shall be liable to Landlord for costs of removal of any such Alterations and Tenant’s Personal Property and storage and transportation costs of same, and the cost of repairing and restoring the Premises, together with interest at the Interest Rate from the date of expenditure by Landlord.

14.    Taxes on Personal Property.  Notwithstanding any other provision of this Lease, Tenant shall pay the full amount of any increase in Real Property Taxes during the Term resulting from any and all Alterations of any kind whatsoever placed in, on or about the Premises for the benefit of, at the request of, or by Tenant. Tenant shall pay prior to delinquency all taxes assessed or levied against Tenant’s Personal Property in, on or about the Premises. When possible, Tenant shall cause its Personal Property to be assessed and billed separately from the real or personal property of Landlord.

15.    Utilities and Services.  Tenant shall contract for and pay directly to the provider thereof all charges for water, gas, electricity, sewer, telephone, refuse pickup, and all other utilities, materials and services furnished to the Premises during the Term, together with any taxes thereon. Landlord shall not be liable in damages, consequential or otherwise, nor shall Tenant be entitled to any Rent reduction, Rent abatement or right to terminate this Lease, as result of any failure or interruption of any utility service or other service furnished to the Premises. Landlord shall use diligent efforts to promptly correct any failure or interruption of utilities or services caused by the act or neglect of Landlord. Notwithstanding the foregoing or anything to the contrary in this Lease, if the Premises or a material portion of the Premises, is made untenantable, inaccessible or unsuitable for the ordinary conduct of Tenant’s business, as a result of any interruption of any of the foregoing utilities that is caused by the negligence or willful misconduct of Landlord (or any of Landlord’s Agents or contractors), then (i) Landlord shall use commercially reasonable efforts to restore the same as soon as reasonably practicable, and (ii) if, despite such commercially reasonable efforts by Landlord, such interruption persists for a period in excess of three (3) consecutive business days, then Tenant shall be entitled to an abatement of Rent payable hereunder during the period beginning on the fourth (4th) consecutive day of such interruption and ending on the day the utility or service has been restored.

16.    Repair and Maintenance.

16.1    Landlord’s Obligations.  Landlord shall at all times and at its own expense clean, keep and maintain in good safe and sanitary order, condition and repair the foundation of the Building, the concrete sub-flooring, the structural elements of the roof, the structural condition of exterior and load-bearing walls, footings and any underground sewer, electrical and other underground utilities serving the Building, except that (subject to Paragraph 21) any damage to any of the foregoing that is caused by Tenant, its agents, employees or invitees, shall be repaired at Tenant’s expense. Landlord shall also maintain, repair and replace, as necessary, the roof membrane of the Building; the Building elevators; the HVAC and fire and life safety systems serving the Building; all exterior glass; and the Outside Area. Tenant shall reimburse Landlord for the costs thereof as provided in Paragraph 16.3.

16.2    Tenant’s Obligations.  Tenant shall at all times and at its own expense, clean, keep and maintain in good, safe and sanitary order, condition and repair every part of the Building which is not within Landlord’s obligation pursuant to Paragraph 16.1. Tenant’s repair and maintenance obligations shall include, without limitation, all plumbing and sewage fixtures located within and exclusively serving the Building, all fixtures, interior surfaces of all walls, floor coverings, ceiling surfaces, interior windows, store front, doors, entrances, interior plateglass, showcases, all electrical facilities and equipment located within and exclusively serving the Building, including lighting fixtures, lamps, any supplemental HVAC equipment installed by or for Tenant, any automatic fire extinguisher equipment within the Building, electrical motors and all other appliances and equipment of every kind and nature located within and exclusively serving the Building. Tenant shall provide, at Tenant’s expense, all janitorial service to the Building and all pest control for the Premises. Tenant shall have the benefit of any warranties available to Landlord with respect to any improvements or equipment to be maintained by Tenant as provided herein.

16.3    Tenant to Pay Operating Expenses.  Tenant shall pay, as Additional Rent, all expenses incurred by Landlord during the Term in operating, maintaining and repairing the Building and the Outside Area, including Real Property Taxes and the cost of insurance described in Paragraph 20.6 (collectively, the “Operating Expenses”). Operating Expenses may include, without limitation, the cost of labor, materials, supplies and services used or consumed in operating, maintaining, repairing and replacing, as necessary, the Building HVAC and fire and life safety systems, the elevators, the roof membrane (including annual inspections and preventive maintenance work on the roof), exterior windows, exterior walls, and the Outside Area, including landscaping and sprinkler systems, concrete walkways, the parking structure and paved parking areas, signs and site lighting; any alterations or improvements to the Building or the Outside Area required by Laws; and a management fee equal to three percent (3%) of the Monthly Base Rent. Operating Expenses shall not include, and Tenant shall have no obligation to pay or reimburse Landlord for: (a) any capital expenditures unless they are: (i) capital improvements made to reduce Operating Expenses; (ii) capital improvements made to comply with any Laws that are first enacted and applicable to the Premises after the Commencement Date; or (iii) repairs or replacements (with comparable quality equipment and materials) of any non-structural components of the Building or the Outside Area, including any mechanical, electrical, plumbing, HVAC, or fire and life safety equipment; the elevators or any components thereof; and the roof membrane; and all such capital expenditures shall be amortized over their useful life in accordance with generally accepted accounting principles; (b) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Building unless such wages and benefits are prorated to reflect time spent on operating and managing the Building vis-à-vis time spent on matters unrelated to operating and managing the Building; provided that in no event shall Operating Expenses include wages and/or benefits attributable to personnel above the level of property manager or chief engineer; (c) interest on debt or amortization on any Encumbrances on the Building; (d) all costs relating to activities for the marketing, solicitation and execution or renewal of leases of space of any other tenants in the Building, including, without limitation, accounting and legal fees, advertising, printing costs and brochures, space planning, tenant allowances, leasehold improvements and other tenant concessions; (e) operating expenses related to any building or other property other than the Building and Outside Areas; (f) costs associated with the sale, syndicating, or refinancing of the Building, including, without limitation, attorneys’ fees, accounting costs, closing costs, consulting or brokerage commissions, origination fees or points, and interest cost or charges; (g) costs associated with the acquisition of the fee, ground lease (including payments due under a ground lease), air rights or development rights with respect to the Building project; (h) expenses in connection with services or other benefits which are not provided to Tenant or for which Tenant is charged for directly; (i) costs incurred by Landlord for repairs, replacements and/or restoration to or of the Building to the extent that Landlord is actually reimbursed by insurance or condemnation proceeds or by other tenants (other than through Operating Expense pass-through), warrantors or other third persons; (j) overhead and profit increments paid to subsidiaries or affiliates of Landlord for services provided to the Building to the extent the same exceeds the costs that would generally be charged for such services if rendered on a competitive basis (based upon a standard of similar commercial buildings in the general market area of the Premises) by unaffiliated third parties capable of providing such service; (k) costs arising from the gross negligence or intentional misconduct of Landlord or its employees, contractors or agents; (l) costs incurred to remove, remedy, contain, or treat or otherwise related to any Hazardous Material, which Hazardous Material is brought onto the Premises or Outside Areas (A) before the date of this Lease and (B) after the date hereof by Landlord or any other tenant of the Building or any other person other than Tenant, or Tenant’s employees, agents, licensees, subtenants or invitees, and is of such a nature, at that time, that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions, that it then exists on or about the Building or Outside Areas, would require the removal of such Hazardous Material or other remedial or containment action with respect thereto; (m) penalties and interest charges as a result of Landlord not paying bills when due or within any grace period; (n) ground rent or similar payments to a ground lessor; (o) costs related to Landlord’s charitable or political contributions; (p) attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants, or in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants, or other occupants of the Building; (q) electric power costs or other utility costs for which Tenant or any other tenant directly contracts with the utility company; (r) all costs associated with the operation of the business of the entity which constitutes “Landlord” (as distinguished from the costs of operating, maintaining, repairing, replacing and managing the Building) including, but not limited to, Landlord’s or Landlord’s managing agent’s general corporate overhead and general administrative expenses; (s) costs, fines or penalties incurred by Landlord due to the violation by Landlord of any governmental rule or regulation (provided that costs of complying with such governmental requirements may be included unless otherwise provided herein); (t) any bad debt loss, rent loss, or reserves for bad debts or rent loss, amortization or other expense reserves other than reserves for expenses for anticipated expenses and which reserves are applied to Operating Expenses in the same calendar year; (u) costs occasioned by the violation of any Laws, CC&Rs or other private restrictions applicable to the Building project by Landlord, any other occupant of the Building, or their respective agents, employees or contractors; (v) the costs and expenses incurred in leasing equipment or systems that would ordinarily constitute a capital expenditure if such equipment or systems were purchased and which would customarily be purchased by owners of comparable property; and (w) costs relating to the repair, maintenance or replacement of the structural elements of the Building, including, without limitation, exterior and load bearing walls, the roof structure (but not the roof membrane which may be included in Operating Expenses), the foundation, pipes and conduit located in the Outside Area, footings, structural floors, ceilings, and columns. Further, property insurance (including terrorism, earthquake and flood insurance) deductibles (or deductible equivalents), uninsured co-insurance payments, and exterior Building painting costs, in each case in excess of $20,000 per occurrence shall be amortized over the actual useful life of the repair in question (as reasonably determined by Landlord), in which case such amortized costs shall be included in Operating Expenses on a monthly basis only for that portion of the useful life of the repair in question that falls within the Term.

16.4    Monthly Payments.  From and after the Commencement Date with respect to the Whisman Road Premises, and from and after the Middlefield Rent Commencement Date with respect to the Middlefield Road Premises, Tenant shall pay to Landlord on the first day of each calendar month of the Term the estimated monthly Operating Expenses. The foregoing estimated monthly charges may be adjusted by Landlord at the end of any calendar quarter on the basis of Landlord’s experience and reasonably anticipated costs. Any such adjustment shall be effective as of the calendar month next succeeding receipt by Tenant of written notice of such adjustment. Within one hundred twenty (120) days following the end of each calendar year Landlord shall furnish Tenant a statement of the actual Operating Expenses (“Actual Expenses”) for the calendar year and the payments made by Tenant with respect to such period. If the estimated Operating Expenses paid by Tenant for such calendar year is less than the Actual Expenses for such calendar year, Tenant shall pay Landlord the deficiency within thirty (30) days after receipt of such statement. If the estimated Operating Expenses paid by Tenant for such calendar year exceed the Actual Expenses for such calendar year, Landlord shall either offset the excess against the Operating Expenses next thereafter to become due to Landlord or shall refund the amount of the overpayments to Tenant, in cash, as Landlord shall elect. Any Operating Expenses due for any partial month of the Term shall be prorated based upon the actual number of days in such month.

16.5    Right to Audit.  Tenant shall have the right to inspect Landlord’s books and records relating to the Operating Expenses for the calendar year in question within nine (9) months after Tenant’s receipt of Landlord’s statement of the Actual Expenses for any calendar year. Tenant shall conduct such inspection during normal business hours at the offices of Landlord’s property manager upon not less than two (2) business days’ prior notice to Landlord. If Tenant questions or disputes any Operating Expenses billed to Tenant for such calendar year, Tenant shall notify Landlord in writing no later than twelve (12) months after Tenant’s receipt of Landlord’s statement of the Actual Expenses for such calendar year, and Landlord and Tenant shall attempt in good faith to resolve any dispute regarding such Operating Expenses. If Landlord and Tenant fail to resolve such dispute within thirty (30) days after Tenant has notified Landlord of the Operating Expenses questioned, Tenant shall be permitted to conduct an audit of Landlord’s books and records of the Operating Expenses for such calendar year, using an independent, licensed and reputable accounting firm. If the audit discloses that the Operating Expenses charged to Tenant for such calendar year were overstated by five percent (5%) or more, Landlord shall reimburse Tenant for the cost of the audit; otherwise, the cost of the audit shall be paid by Tenant. Landlord shall promptly refund to Tenant the full amount of any overpayment made by Tenant.

16.6    Waiver.  Tenant waives the provisions of Sections 1941 and 1942 of the California Civil Code and any similar or successor law regarding Tenant’s right to make repairs and deduct the expenses of such repairs from the Rent due under this Lease.

16.7    Compliance with Laws.  Tenant shall, at its cost, comply with all Laws arising from Tenant’s use or occupancy of the Premises. The foregoing shall not include the obligation to complete any Alterations to the Premises which may be required by Laws unless such Alterations are required solely as a result of the specific nature of Tenant’s use of the Premises (other than uses of the Building by tenants in general) or any other Alterations made to the Premises by Tenant. If any Alterations to the Premises are required by any Laws and such Alterations are not required solely as a result of the specific nature of Tenant’s use of the Premises or any other Alterations made to the Premises by Tenant, then Landlord shall make the required Alterations to the Premises and the cost of such Alterations shall be included in Operating Expenses as provided in Paragraph 16.3 above.

17.    Liens.  Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or on behalf of Tenant by any third party and hereby indemnifies and holds Landlord and Landlord’s Agents harmless from all liability and cost, including attorneys’ fees and costs, in connection with or arising out of any such lien or claim of lien. Tenant shall cause any such lien imposed to be released of record by payment or posting of a proper bond acceptable to Landlord within ten (10) days after written request by Landlord. Tenant shall give Landlord written notice of Tenant’s intention to perform work on the Premises which might result in any claim of lien at least ten (10) days prior to the commencement of such work to enable Landlord to post and record a Notice of Nonresponsibility or other notice reasonably deemed proper by Landlord. If Tenant fails to so remove any such lien within the prescribed ten (10) day period, then Landlord may do so, and Tenant shall reimburse Landlord promptly upon demand. Such reimbursement shall include all sums incurred by Landlord including Landlord’s reasonable attorneys’ fees, with interest thereon at the Interest Rate.

18.    Landlord’s Right to Enter the Premises.  Tenant shall permit Landlord and Landlord’s Agents to enter the Premises, including the Building, at all reasonable times with not less than one business days’ prior notice, except for emergencies in which case no notice shall be required, to inspect the same, to post Notices of Nonresponsibility and similar notices, to show the Premises to interested parties such as prospective lenders and purchasers, to make necessary repairs, to discharge Tenant’s obligations hereunder when Tenant is in Default of such obligations, and at any reasonable time within nine (9) months prior to the expiration of the Term, to place upon the Building or in the Outside Area ordinary “For Lease” signs and to show the Premises to prospective tenants. The above rights are subject to reasonable security regulations of Tenant, and to the requirement that Landlord shall at all times act in a manner to minimize interference with Tenant’s business.

19.    Signs.  Subject to Tenant’s receipt of all necessary governmental approvals and Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) of the size, design, materials, and location for Tenant’s proposed signage, Tenant shall have exclusive right to install a Tenant identification sign on the monument sign in the Outside Area and on the exterior of each Building. If Landlord fails to notify Tenant in writing that it disapproves of any such signage within thirty (30) days after Landlord’s receipt of Tenant’s proposed signage plans, then Landlord shall be deemed to have approved such signage. All costs associated with Tenant’s signage, including installation, maintenance, repair and removal, shall be paid by Tenant. Tenant shall remove its exterior signage upon the expiration or sooner termination of this Lease and shall repair any damage to the monument sign and/or the Building exterior caused by the installation and/or removal of Tenant’s signage. If Tenant fails to maintain its signs, or, if Tenant fails to remove its signs upon termination of this Lease, Landlord may do so at Tenant’s expense and Tenant’s reimbursement to Landlord for such amounts shall be deemed Additional Rent.

20.    Insurance.

20.1    Tenant’s Indemnification.  Subject to the provisions of Paragraph 21, and except to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s Agents, Tenant shall indemnify, defend and hold Landlord and Landlord’s Agents harmless from and against any and all claims, damage, loss, liability or expense including, without limitation, attorney’s fees and legal costs, arising from (a) Tenant’s use of the Premises or the conduct of its business or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises, or (b) the negligence or willful misconduct of Tenant or Tenant’s Agents. Tenant agrees that the obligations assumed herein shall survive this Lease.

20.2    Landlords Indemnification.  Subject to the provisions of Paragraph 21, and except to the extent caused by the negligence or willful misconduct of Tenant or Tenant’s Agents, Landlord shall indemnify, defend and hold Tenant and Tenant’s Agents harmless from and against any and all claims, damage, loss, liability or expense including, without limitation, attorney’s fees and legal costs, arising from the gross negligence or willful misconduct of Landlord or Landlord’s Agents. Landlord agrees that the obligations assumed herein shall survive this Lease.

20.3    Tenant’s Insurance.  Tenant agrees to maintain in full force and effect at all times during the Term, at its own expense, for the protection of Tenant and Landlord, as their interests may appear, policies of insurance issued by a responsible carrier or carriers, as defined in Paragraph 20.6, which afford the coverage set forth below.

20.3.1    Liability.  Commercial general liability insurance on an occurrence basis in an amount not less than Three Million Dollars ($3,000,000) per occurrence and Five Million Dollars ($5,000,000) general aggregate, naming Landlord, Landlord’s Agents, and Landlord’s lender as additional insureds.

20.3.2    Personal Property.  Special form property insurance (including, without limitation, vandalism, malicious mischief, and sprinkler leakage endorsement) on Tenant’s Personal Property located on or in the Premises. Such insurance shall be in the full amount of the replacement cost and shall be in a form providing coverage comparable to the coverage provided in the standard ISO special form.

20.4    Special Form Insurance.  During the Term Landlord shall maintain special form property insurance on the Premises, excluding coverage of Tenant’s Personal Property located on or in the Building but including the Tenant Improvements, to the extent of at least ninety-five percent (95%) of full replacement value, including inflation endorsement, sprinkler leakage endorsement and, at Landlord’s option, earthquake coverage. Such insurance shall also include insurance against loss of rents on a special form basis, including earthquake, covering at least twelve (12) months commencing on the date of loss. Such insurance shall name Landlord and Landlord’s Agents as named insured and include a lender’s loss payable endorsement in favor of Landlord’s lender (Form 438 BFU Endorsement). Operating Expenses shall include any deductibles payable in connection with Landlord’s insurance. Tenant shall not do or permit anything to be done in or about the Premises which invalidates Landlord’s insurance policies and if Landlord’s premiums are increased due to Tenant, any increase shall be paid by Tenant.

20.5    Certificates.  Each party hereto, as applicable, shall deliver to the other party prior to delivery of possession of the Premises to Tenant and thereafter at least thirty (30) days following renewal of each such policy, certificates of insurance evidencing the above coverage with limits not less than those specified above. All certificates shall expressly provide that no less than thirty (30) days’ prior written notice shall be given to the certificate holder in the event of cancellation of the coverage evidenced by such certificates.

20.6    Insurance Requirements.  All insurance carried by Tenant shall be in a form reasonably satisfactory to Landlord and shall be carried with companies that have a general policy holder’s rating of not less than “A–” and a financial rating of not less than Class “VII” in the most current edition of A.M. Best’s Insurance Reports; shall provide that such policies shall not be subject to material reduction in coverage or cancellation except after at least thirty (30) days’ prior written notice to Landlord; provided, however, that in the event that Tenant’s insurance carrier will not provide such notice to Landlord, then Tenant must provide such written notice to Landlord promptly after Tenant receives such notice; and shall be primary as to Landlord and shall not contain deductibles exceeding Twenty-five Thousand Dollars ($25,000) without Landlord’s prior written consent. If Tenant’s insurance has limits greater than the limits set forth in this Lease, the amount of coverage available to Landlord and any other parties named as additional insureds shall be increased to the limits of Tenant’s insurance, including limits under any umbrella or excess policies. The policy or policies, or duly executed certificates for them, shall be deposited with Landlord prior to the Commencement Date, and upon renewal of such policies, not less than thirty (30) days following renewal of the term of such coverage. If Tenant fails to procure and maintain the insurance required hereunder, Landlord may, upon fifteen (15) days advance written notice to Tenant, order such insurance, sufficient to cover Tenant’s liabilities to Landlord, at Tenant’s expense and Tenant shall reimburse Landlord. Such reimbursement shall include all sums incurred by Landlord, including Landlord’s reasonable attorneys’ fees and costs, with interest thereon at the Interest Rate.

20.7    Landlord’s Disclaimer.  Without affecting Tenant’s right to abatement as expressly provided in this Lease, Landlord and Landlord’s Agents shall not be liable to Tenant for any loss or damage to Tenant’s business or property resulting from fire, explosion, falling plaster, glass, tile or sheetrock, steam, gas, electricity, water or rain which may leak from any part of the Building, or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface, or from any other cause whatsoever. Tenant shall give prompt written notice to Landlord in case of a casualty, accident or repair needed in the Premises.

21.    Waiver of Subrogation.  Notwithstanding any other provision of this Lease to the contrary, Landlord and Tenant each hereby waive all rights of recovery against the other on account of loss or damage occasioned to such waiving party for its property or the property of others under its control by any peril that is required to be insured against under the terms of this Lease, or is otherwise insured against under any insurance policies which may be in force at the time of such loss or damage (or represents the deductible under such policy), even if such damage may have been caused by the negligence of the other party, its agents or employees. Tenant and Landlord shall, upon obtaining policies of insurance required hereunder, give notice to the insurance carrier that the foregoing mutual waiver of subrogation is contained in this Lease and Tenant and Landlord shall cause each insurance policy obtained by such party to provide that the insurance company waives all right of recovery by way of subrogation against either Landlord or Tenant in connection with any damage covered by such policy.

22.    Damage or Destruction.

22.1    Partial Damage Insured.  If the Premises are damaged by any casualty which is covered under the special form insurance carried by Landlord pursuant to Paragraph 20.4, and such restoration can be completed within two hundred seventy (270) days after the date of such casualty, as reasonably determined by Landlord’s independent construction contractor, then Landlord shall promptly restore the Premises to substantially the same condition as existed prior to the casualty. In such event, this Lease shall continue in full force and effect, except that Tenant shall be entitled to a proportionate reduction of Rent from the date of casualty until such restoration is completed, such proportionate reduction to be based upon the extent to which the damage and/or restoration efforts interfere with Tenant’s use of the Premises, as reasonably agreed upon between Tenant and Landlord. Any dispute between Landlord and Tenant as to the amount of any rent reduction hereunder shall be resolved by arbitration in accordance with the Expedited Arbitration Procedures set forth below. Landlord shall provide Tenant with written notice of the estimated repair period as soon as reasonably possible following the damage or destruction, which estimate shall be provided by a licensed and experience independent construction contractor. If the estimated repair period exceeds two hundred seventy (270) days after the date of the damage and if the damage is so extensive as to reasonably prevent Tenant’s substantial use and enjoyment of the Premises, then Tenant may elect to terminate this Lease by written notice to Landlord within 10 days following Tenant’s receipt of Landlord’s estimated repair period notice. If this Lease is terminated, Landlord shall refund to Tenant the Security Deposit then held by Landlord in accordance with the provisions of this Lease and any Rent previously paid by Tenant which is allocable to the period after the date of damage or destruction.

ANY DISPUTE BETWEEN THE PARTIES THAT IS REQUIRED TO BE ARBITRATED UNDER THIS LEASE SHALL BE RESOLVED BY EXPEDITED ARBITRATION BEFORE ONE (1) ARBITRATOR. THE ARBITRATION SHALL BE ADMINISTERED BY JAMS PURSUANT TO ITS COMPREHENSIVE ARBITRATION RULES AND PROCEDURE, MODIFIED AS FOLLOWS: (I) THE TOTAL TIME FROM DATE OF DEMAND FOR ARBITRATION TO FINAL AWARD SHALL NOT EXCEED 45 DAYS; (II) ALL NOTICES MAY BE BY TELEPHONE OR OTHER ELECTRONIC COMMUNICATION WITH LATER CONFIRMATION IN WRITING; (III) THE TIME, DATE, AND PLACE OF THE HEARING SHALL BE SET BY THE ARBITRATOR IN HIS OR HER SOLE DISCRETION, PROVIDED THAT THERE SHALL BE AT LEAST 10 BUSINESS DAYS PRIOR NOTICE OF THE HEARING; (IV) THERE SHALL BE NO POST-HEARING BRIEFS; (V) THERE SHALL BE NO DISCOVERY EXCEPT BY ORDER OF THE ARBITRATOR; AND (VI) THE ARBITRATOR SHALL ISSUE HIS OR HER AWARD WITHIN TEN (10) BUSINESS DAYS AFTER THE CLOSE OF THE HEARING. THE ARBITRATION SHALL BE HELD IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED. THE DECISION OF THE ARBITRATOR SHALL BE FINAL AND BINDING ON THE PARTIES AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION. THE FEES AND EXPENSES OF THE ARBITRATOR SHALL BE PAID HALF BY LANDLORD AND HALF BY TENANT UNLESS THE ARBITRATOR DECIDES OTHERWISE IN ITS DECISION. The foregoing arbitration procedures are collectively referred to herein as the “Expedited Arbitration Procedures”.

22.2    Partial Damage – Uninsured.  If the Premises are damaged by any casualty which is not covered under the special form insurance carried by Landlord pursuant to Paragraph 20.4 and the cost to repair the damage will exceed five percent (5%) of the replacement cost of the Premises, then Landlord shall have the option either to: (i) repair or restore the Premises, in which event this Lease shall continue in full force and effect with the Rent to be proportionately abated as provided in Paragraph 22.1; or (ii) give notice to Tenant within sixty (60) days after the date of such casualty terminating this Lease as of a date to be specified in such notice, which date shall be not less than thirty (30) nor more than sixty (60) days after giving such notice. If notice of termination is given, this Lease shall expire, and all interest of Tenant in the Premises shall terminate on such date so specified in such notice and the Rent, reduced by any proportionate reduction based upon the extent, if any, to which such damage interfered with the use of the Premises by Tenant, shall be paid to the date of such termination. If this Lease is terminated by Tenant or Landlord under this Section 22, Landlord shall refund to Tenant the Security Deposit then held by Landlord in accordance with the provisions of this Lease and any Rent previously paid by Tenant which is allocable to the period after the date of damage or destruction. In the event that neither Landlord nor Tenant is entitled to terminate this Lease or elects to terminate this Lease pursuant to Sections 22.1 or 22.2, as applicable, Landlord shall, except as otherwise provide in Section 22.4 below, repair all damage to the Premises as soon as reasonably possible and this Lease shall continue in effect for the remainder of the Term. Further, if Landlord does not complete its required restoration within sixty (60) days after the time period estimated by Landlord to repair the damage as specified in its notice to Tenant, Tenant may terminate this Lease by delivering written notice to Landlord within thirty (30) days following the expiration of such 60-day period, and prior to the date upon which Landlord substantially completes such restoration. Such termination shall be effective as of the date specified in Tenant’s termination notice (but not earlier than 30 days or later than 90 days after the date of such notice) as if such date were the date fixed for the expiration of the Term. Notwithstanding the foregoing, if upon the receipt of Tenant’s written election to terminate this Lease as provided in this Section 22.2, Landlord reasonably believes it can complete its required restoration within thirty (30) days following the receipt of such notice, Landlord may, in its sole discretion, elect to proceed with such restoration and, provided Landlord substantially completes such required restoration within such 30-day period, Tenant’s election to terminate shall be null and void.

22.3    Total Destruction.  If the Premises are totally destroyed or the Premises cannot be reasonably restored and/or used under applicable Laws or due to the presence of hazardous factors such as earthquake faults, chemical waste, environmental or unhealthful conditions and similar dangers, notwithstanding the availability of insurance proceeds, this Lease shall be terminated effective as of the date of such event.

22.4    Landlord’s Obligations.  Landlord shall not be required to repair any injury or damage by fire or other cause to, or to make any restoration or replacement of, any Alterations or Personal Property installed in the Premises by Tenant or at the expense of Tenant. Except for abatement of Rent, if any, Tenant shall have no claim against Landlord for any damage suffered by reason of any such damage, destruction, repair or restoration; nor shall Tenant have the right to terminate this Lease as the result of any statutory provision now or hereafter in effect pertaining to the damage and destruction of the Premises, except as expressly provided herein.

22.5    Damage Near End of Term.  Anything herein to the contrary notwithstanding, if the Premises are destroyed or significantly damaged during the last twelve (12) months of the Term, then Landlord may cancel and terminate this Lease as of the date of the occurrence of such damage; provided, however, that notwithstanding the foregoing, Landlord may not terminate this Lease pursuant to this clause if Tenant, at the time of such damage, has an option to extend the Term and Tenant exercises such option within ten (10) business days following the delivery to Tenant of Landlord’s termination notice. If such damage substantially interferes with Tenant’s use of the Premises, then Tenant may cancel and terminate this Lease as of the date of the occurrence of such damage. If neither Landlord nor Tenant elects to so terminate this Lease, the repair of such damage shall be governed by the other provisions of this Paragraph 22.

23.    Condemnation.  If title to all of the Premises or so much thereof is taken or appropriated for any public or quasi-public use under any statute or by right of eminent domain so that reconstruction of the Premises will not, in Landlord’s and Tenant’s mutual reasonable judgment, result in the Premises being suitable for Tenant’s continued occupancy for the uses and purposes permitted by this Lease, this Lease shall terminate as of the date that possession of the Premises or part thereof be taken, provided that if the parties disagree, the Lease shall not terminate and the issue as to whether the remaining Premises are suitable for Tenant’s continued occupancy for the uses permitted by this Lease shall be submitted into arbitration in accordance with the Expedited Arbitration Procedures identified in Paragraph 22.1. A sale by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes of this Paragraph 23. If any part of the Premises is taken and the remaining part is reasonably suitable for Tenant’s continued occupancy for the purposes and uses permitted by this Lease, this Lease shall, as to the part so taken, terminate as of the date that possession of such part of the Premises is taken. If the Premises is so partially taken the Rent and other sums payable hereunder shall be reduced in the same proportion that Tenant’s use and occupancy of the Premises is reduced. If the parties disagree as to the suitability of the Premises for Tenant’s continued occupancy or the amount of any applicable Rent reduction, the matter shall be resolved by arbitration in accordance with the Expedited Arbitration Procedures identified in Paragraph 22.1. No award for any partial or entire taking shall be apportioned. Tenant assigns to Landlord its interest in any award which may be made in such taking or condemnation, together with any and all rights of Tenant arising in or to the same or any part thereof. Nothing contained herein shall be deemed to give Landlord any interest in or require Tenant to assign to Landlord any separate award made to Tenant for the taking of Tenant’s Personal Property, for the interruption of Tenant’s business, or its moving and relocation costs, or for the loss of its goodwill. No temporary taking of the Premises shall terminate this Lease or give Tenant any right to any abatement of Rent except to the extent of interference with Tenant’s use of the Premises; provided, however, that in any event Rent shall not be abated if Tenant is separately and directly compensated for such interference by the condemning authority. Any award made to Tenant by reason of such temporary taking shall belong entirely to Tenant and Landlord shall not be entitled to share therein. Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this Paragraph 23.

24.    Assignment and Subletting.

24.1    Landlord’s Consent.  Except for Permitted Transfers under Paragraph 24.5 below, Tenant shall not enter into a Sublet without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any attempted or purported Sublet without Landlord’s prior written consent shall be void and confer no rights upon any third person and shall be deemed a material default of this Lease. Each Subtenant that is an assignee shall agree in writing, for the benefit of Landlord, to assume, to be bound by, and to perform the terms, conditions and covenants of this Lease to be performed by Tenant that arise from and after the effective date of assignment. Notwithstanding anything contained herein, neither Tenant nor any guarantor shall be released from personal liability for the performance of each term, condition and covenant of this Lease by reason of Landlord’s consent to a Sublet unless Landlord specifically grants such release in writing.

24.2    Information to Be Furnished.  If Tenant desires at any time to Sublet the Premises or any portion thereof (except any Permitted Transfer), it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord: (i) the name of the proposed Subtenant; (ii) the nature of the proposed Subtenant’s business to be carried on in the Premises; (iii) the terms and provisions of the proposed Sublet and a copy of the proposed Sublet form containing a description of the subject premises; and (iv) such financial information, including financial statements (specifically excluding federal tax returns), as Landlord may reasonably request concerning the proposed Subtenant.

24.3    Landlord’s Alternatives.  Landlord shall notify Tenant in writing within ten (10) business days after Landlord’s receipt of the information specified in Paragraph 24.2 whether (i) Landlord consents to the Sublet by Tenant, (ii) Landlord refuses to consent to the Sublet, or (iii) in the case of a Sublet of the entire Premises or an entire Building, that Landlord has elected to terminate this Lease, effective as of the commencement of such Sublet, with respect to the portion of the Premises to be Sublet. If Landlord consents to the Sublet or does not deliver notice of either its refusal to consent to the Sublet or its election to terminate this Lease as permitted herein, within the period specified above, Tenant may thereafter enter into a valid Sublet of the Premises or portion thereof, upon the terms and conditions and with the proposed Subtenant set forth in the information furnished by Tenant to Landlord pursuant to Paragraph 24.2.

24.4    Executed Counterpart. No Sublet shall be valid, nor shall any Subtenant take possession of the Premises until an executed counterpart of the Sublet agreement has been delivered to Landlord.

24.5    Exempt Sublets. Notwithstanding the provisions of Paragraph 24.1 to the contrary, Landlord’s prior written consent shall not be required for (and the provisions of Paragraphs 24.3, 24.6 and 24.7 shall not apply to) the following (“Permitted Transfers”): (i) a Sublet of the Lease or the Premises, or any part thereof, to any entity controlling, controlled by, under common control with, Tenant, (ii) Tenant’s assignment of this Lease to a purchaser or other transferee in connection with any sale by Tenant of all or substantially all of its assets or stock in a transaction or series of transactions, or to any other successor entity which may result by way of merger, consolidation, sale, or acquisition, or (iii) a Sublet to any entity with whom Tenant is undertaking or will undertake a joint venture or similar joint research and development, marketing, distribution, sales or development project at the Premises, provided that (x) for any Permitted Transfer Tenant gives Landlord prior (subject to any nondisclosure obligations that are binding upon Tenant) written notice of the name of the Subtenant and its contact information; (y) in the event of an assignment of this Lease the assignee assumes, in writing, all of Tenant’s obligations under the Lease, and (z) in the event of an assignment of this Lease to a purchaser or successor entity, the assignee has a tangible net worth that is equal to or greater than the tangible net worth of the Tenant immediately prior to such assignment.

24.6    Sublet Profits.  Except as provided in Paragraph 24.5, if the Rent received by Tenant from any Sublet, after first deducting Tenant’s actual out-of-pocket expenditures for reasonable attorneys’ fees, leasing commissions incurred by Tenant in connection with such Sublet, and any tenant improvements or allowance paid by Tenant, exceeds the Rent payable by Tenant under this Lease, Tenant shall pay fifty percent (50%) of such excess to Landlord monthly as Additional Rent.

24.7    Sublet Costs.  Tenant shall reimburse Landlord for any reasonable out-of-pocket costs incurred by Landlord in connection with Landlord’s review of any request for consent to a Sublet, which costs shall not exceed $2,500.00 in the aggregate per request for Landlord’s consent. In addition, any request for consent to a Sublet shall be accompanied by payment of a non-refundable fee of $1,000 to compensate Landlord for the administrative burden of processing the request.

24.8    Approved User.  Notwithstanding anything in this Paragraph 24 to the contrary, Tenant shall be permitted from time to time to permit its clients, vendors or business associates (“Approved Users”) to temporarily use or occupy not more than 25% of either Building, provided that (a) Tenant does not separately demise or charge rent for the use of such space and the Approved Users utilize, in common with Tenant, one common entryway to the Premises as well as certain shared central services, such as reception, photocopying and the like; (b) the Approved Users shall not occupy, in the aggregate, more than 25% of the rentable square footage of the Building; and (c) all Approved Users shall use or occupy space in the Premises only so long as the business relationship described above is maintained. If any Approved Users occupy any portion of the Premises as described herein, it is agreed that (i) in no event shall any use or occupancy of any portion of the Premises by any Approved User release or relieve Tenant from any of its obligations under this Lease; (ii) the Approved User and its employees, contractors and invitees visiting or occupying space in the Premises shall be deemed contractors of Tenant for purposes of Tenant’s indemnification obligations in Section 20.1; and (iii) in no event shall the occupancy of any portion of the Premises by Approved Users be deemed to create a landlord/tenant relationship between Landlord and such Approved Users, and, in all instances, Tenant shall be considered the sole tenant under the Lease notwithstanding the occupancy of any portion of the Premises by the Approved Users.

25.    Default.

25.1    Tenant’s Default.  A default under this Lease by Tenant shall exist if any of the following events shall occur (a “Default”):

25.1.1    If Tenant fails to pay Rent or any other sum required to be paid hereunder within three (3) days after written notice of such failure from Landlord; provided,

however, that any such notice given and served upon Tenant pursuant to the requirements of Section 1161 of the California Code of Civil Procedure regarding unlawful detainer actions shall be deemed to be in lieu of, and not in addition to, any notice that may be required hereunder; or

25.1.2    If Tenant shall have failed to perform any term, covenant or condition of this Lease except those requiring the payment of money, and Tenant shall have failed to cure such breach within thirty (30) days after written notice from Landlord where such breach could reasonably be cured within such thirty (30) day period; provided, however, that where such failure could not reasonably be cured within the thirty (30) day period, that Tenant shall not be in default if it commences such performance within the thirty (30) day period and diligently thereafter prosecutes the same to completion; or

25.1.3    If Tenant assigns its assets for the benefit of its creditors; or

25.1.4    If a court shall make or enter any decree or order other than under the bankruptcy laws of the United States adjudging Tenant to be insolvent; or approving as properly filed a petition seeking reorganization of Tenant; or directing the winding up or liquidation of Tenant and such decree or order shall have continued for a period of thirty (30) days.

25.2    Remedies.  Upon a Default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

25.2.1    Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent when due.

25.2.2    Landlord may terminate this Lease and Tenant’s right to possession of the Premises at any time by giving written notice to that effect, subject to all applicable legal due process requirements, and relet the Premises or any part thereof. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises or any part thereof, including, without limitation, broker’s commissions, and expenses of cleaning the Premises required by the reletting costs. Reletting may be for a period shorter or longer than the remaining Term of this Lease. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. On termination and Landlord’s recovery of legal possession of the Premises, Landlord has the right to remove all Tenant’s Personal Property left on the Premises by Tenant and store same at Tenant’s cost and to recover from Tenant as damages:

(a)    The worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus

(b)    The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which would have been payable after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

(c)    The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

(d) Any other actual and reasonable costs incurred by Landlord proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs of expenses incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus

(e)    At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.

The “worth at the time of award” of the amounts referred to in Paragraphs 25.2.2(a) and 25.2.2(b) is computed by allowing interest at the Interest Rate on the unpaid rent and other sums due and payable from the termination date through the date of award. The “worth at the time of award” of the amount referred to in Paragraph 25.2.2(c) is computed by discounting such amount at the Prime Rate plus one percent (1%).

25.2.3    Landlord may, upon termination of this Lease, subject to all applicable legal due process requirements, re-enter the Premises and remove all persons and property from the Premises. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.

25.3    Landlord’s Default.  Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by it hereunder unless and until it has failed to perform such obligation within a reasonable time but in no event longer than thirty (30) days after receipt of written notice by Tenant to Landlord specifying the nature of such default; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecute the same to completion. If Landlord is in default pursuant to this Paragraph 25.3, then Tenant may proceed to take the required action to cure such default upon delivery of an additional five (5) days’ notice (“Self-Help Notice”) to Landlord specifying that Tenant is taking such required action (provided, however, that such additional notice shall not be required in the event of an emergency). If such required action is not taken by Landlord within said 5-day period (or immediate action is required to be taken in the event of an emergency), then Tenant shall be entitled to take such required action and to receive reimbursement from Landlord for all reasonable and actual out-of-pocket costs and expenses incurred by Tenant in connection with such required action, plus interest on all such costs at the Interest Rate (which out-of-pocket costs, plus interest, are referred to herein as the “Reimbursement Amount”). Promptly following completion of the required action completed by

Tenant pursuant to the terms of this Paragraph 25.3, Tenant shall deliver to Landlord a detailed statement of the required action taken (including a detailed schedule of Tenant’s costs of taking such action which Tenant claims should have been taken by Landlord), the materials used, and all invoices evidencing the cost of the required action, together with proof of payment by Tenant. If Landlord fails to pay Tenant such Reimbursement Amount within thirty (30) days after Landlord’s receipt of such statement from Tenant, then Tenant shall be entitled to offset such Reimbursement Amount against up to fifty percent (50%) of the next installment(s) of Monthly Base Rent next due under this Lease until Tenant is reimbursed for the full Reimbursement Amount, provided that if the offset rate of fifty percent (50%) of Monthly Base Rent is not sufficient to reimburse Tenant for the Reimbursement Amount by the end of the then-current Term, then such offset rate shall increase proportionally to the extent required to fully reimburse Tenant for such costs via offset by the end of the then-current Term. Notwithstanding the foregoing, if Landlord delivers to Tenant within ten (10) business days after receipt of Tenant’s invoice, a written objection to the payment of such invoice (i) setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges claimed as a Reimbursement Amount are unreasonably excessive (in which case Landlord shall pay the amount it contends would not have been unreasonably excessive), and (ii) requesting the submission of the dispute to binding arbitration in accordance with the Expedited Arbitration Procedures identified in Paragraph 22.1, then Tenant shall not have any right to offset against Monthly Base Rent due under this Lease unless and until the arbitrator determines that Tenant has the right to exercise such rights.

Notwithstanding the foregoing, in the event that Tenant is prevented from issuing a Self-Help Notice or any other statement to Landlord or an arbitration is otherwise prevented under this Paragraph 25.3 because of the existence of the automatic stay under applicable bankruptcy Law in connection with a bankruptcy filing by Landlord, then notwithstanding the foregoing provisions to the contrary, Tenant shall have the right to proceed to offset the Reimbursement Amount against Monthly Base Rent payable by Tenant under this Lease without proceeding to arbitration.

26.    Subordination.  Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all ground and underlying liens, leases, mortgages and deeds of trust (collectively “Encumbrances”) which may hereafter be executed covering the Premises, or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided that Tenant’s agreement to subordinate or attorn in favor of any holder or holders (“Holder”) of any such Encumbrance will be subject to such Holder agreeing to recognize and not to disturb Tenant’s possession of the Premises pursuant to a commercially reasonable subordination, non-disturbance and attornment agreement. Tenant shall execute any such agreement within ten (10) business days after Landlord’s written request. Notwithstanding the foregoing, if the Holder of any Encumbrance requires that this Lease to be prior and superior thereto, then within fifteen (10) business days after Landlord’s written request, Tenant shall execute, have acknowledged and deliver any and all reasonable documents or instruments which Landlord or Holder deems necessary or desirable for such purposes. Landlord represents and warrants to Tenant that, as of the date of this Lease, there are no Encumbrances which are a lien against the Premises.

27.    Notices.  Any notice or demand required or desired to be given under this Lease shall be in writing and shall be personally served or in lieu of personal service may be given by Federal Express or other reputable overnight courier service, or by e-mail with confirmation of receipt. If given by overnight courier service, such notice shall be deemed to be effective upon the next business day after deposit with the courier service. At the date of execution of this Lease, the addresses of Landlord and Tenant are as set forth on page 1 of this Lease. Either party may change its address by giving notice of same in accordance with this Paragraph 27.

28.    Attorneys’ Fees.  If either party brings any action, legal proceeding or arbitration proceeding for damages for an alleged breach of any provision of this Lease, to recover rent, or other sums due, to terminate the tenancy of the Premises or to enforce, protect or establish any term, condition or covenant of this Lease or right of either party, the prevailing party shall be entitled to recover as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys’ fees and costs.

29.    Estoppel Certificates.  Within ten (10) business days after written request by Landlord, Tenant shall execute and deliver to Landlord estoppel certificates in the form reasonably required by Landlord: (a) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, and the date to which the Rent and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord, or, if there are uncured defaults on the part of the Landlord, stating the nature of such uncured defaults, and (c) otherwise evidencing the status of the Lease as may be reasonably required either by a lender making a loan to Landlord to be secured by deed of trust or mortgage covering the Premises or a purchaser of the Premises from Landlord.

30.    Financial Statements.  If Tenant is not a reporting company under the Securities Act of 1934, Tenant shall deliver to Landlord within ten (10) days after written request by Landlord in connection with any sale or financing of the Building, the current financial statements of Tenant and financial statements for the two (2) years prior to the current financial statements year for Tenant, including a balance sheet and profit and loss statement for the most recent prior year, all certified as true and correct by Tenant’s chief financial officer or a certified public accountant. Landlord shall keep such financial information strictly confidential and shall only disclose such information to Landlord’s lenders, consultants, purchasers or investors, or other agents (who shall be subject to the same confidentiality obligations) on a need to know basis in connection with the administration of this Lease.

31.    Transfer of the Premises by Landlord.  In the event of any conveyance of the Premises and assignment by Landlord of this Lease, Landlord shall be and is hereby entirely released from all liability under any and all of its covenants and obligations contained in or derived from this Lease first accruing after the date of such conveyance and assignment, provided such transferee assumes Landlord’s obligations under this Lease arising after the transfer, and Tenant agrees to attorn to such transferee.

32.    Landlord’s Right to Perform Tenant’s Covenants.  If Tenant fails to make any payment or perform any other act on its part to be made or performed under this Lease within thirty (30) days after Tenant’s receipt from Landlord of written notice of such failure, Landlord may, but shall not be obligated to and without waiving or releasing Tenant from any obligation of Tenant under this Lease, make such payment or perform such other act to the extent Landlord may deem desirable, and in connection therewith, pay expenses and employ counsel. All sums so paid by Landlord and all penalties, interest and costs in connection therewith shall be due and payable by Tenant upon receipt of written demand by Landlord, together with interest thereon at the Interest Rate from the date Tenant receives Landlord’s written demand to the date of payment by Tenant to Landlord, plus collection costs and attorneys’ fees. Landlord shall have the same rights and remedies for the nonpayment thereof as in the case of default in the payment of Rent.

33.    Tenant’s Remedy.  If, as a consequence of a Default by Landlord under this Lease, Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Premises and out of rent or other income from the Premises received by Landlord or out of consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title or interest in the Premises, and neither Landlord nor Landlord’s Agents shall be liable for any deficiency.

34.    Mortgagee Protection.  If Landlord defaults under this Lease, Tenant will notify by registered or certified mail to any Holder, of whom Tenant has been notified in writing, and offer such beneficiary or mortgagee the opportunity to cure the default set forth in the applicable subordination non-disturbance and attornment agreement.

35.    Brokers.  Tenant and Landlord warrant and represent that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, other than the brokers described in Paragraph 1.7 above, and that they know of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease. Landlord shall pay the commissions payable to said brokers pursuant to a separate agreement or agreements with said brokers. Tenant and Landlord each agree to defend, indemnify and hold the other party from and against any and all liabilities or expenses, including attorneys’ fees and costs, arising out of or in connection with claims made by any other broker or individual for commissions or fees on the basis of the acts or omissions of the indemnifying party.

36.    Acceptance.  Delivery of this Lease, duly executed by Tenant, constitutes an offer to lease the Premises, and under no circumstances shall such delivery be deemed to create an option or reservation to lease the Premises for the benefit of Tenant. This Lease shall only become effective and binding upon full execution hereof by Landlord and delivery of a signed copy to Tenant.

37.    Recording.  Neither party shall record this Lease or any memorandum thereof.

38.    Modifications for Lender.  If, in connection with obtaining financing for the Premises or any portion thereof, Landlord’s lender shall request reasonable modification to this Lease as a condition to such financing, Tenant shall not unreasonably withhold, delay or defer its consent thereto, provided such modifications do not alter the Term, increase the rental payable by Tenant under this Lease or otherwise adversely affect Tenant’s rights or obligations hereunder and are reasonably and customarily required by lenders in similar transactions.

39.    Parking.  Tenant shall have the exclusive right to use the Premises parking facilities subject to such reasonable terms and conditions for such use as may from time to time be established by Landlord. Tenant agrees to cooperate with Landlord if necessary to develop a transportation demand management program for its employees to encourage the use of public transit, ride sharing or other transportation alternatives to reduce the demand for on-site parking.

40.    General.

40.1    Captions.  The captions and headings used in this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease.

40.2    Executed Copy.  This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Lease, if applicable, reflecting the execution of one or both of the parties, as a true and correct original. Any fully executed copy of this Lease shall be deemed an original for all purposes.

40.3    Time.  Time is of the essence for the performance of each term, condition and covenant of this Lease.

40.4    Separability.  If one or more of the provisions contained herein, except for the payment of Rent, is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

40.5    Choice of Law.  This Lease shall be construed and enforced in accordance with the laws of the State of California. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

40.6    Terminology.  When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural.

40.7    Binding Effect.  The covenants and agreement contained in this Lease shall be binding on the parties hereto and on their respective successors and assigns to the extent this Lease is assignable.

40.8    Waiver.  The waiver by Landlord or Tenant of any breach of any term, condition or covenant, of this Lease shall not be deemed to be a waiver of such provision or any subsequent breach of the same or any other term, condition or covenant of this Lease. The subsequent acceptance of Rent hereunder by Landlord or payment of Rent hereunder by Tenant shall not be deemed to be a waiver of any preceding breach at the time of acceptance or making of such payment other than with respect to the Rent so accepted. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing signed by Landlord or Tenant as applicable.

40.9    Entire Agreement.  This Lease constitutes the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein. Except as otherwise provided herein, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

40.10    Authority.  Landlord represents that it holds legal title to the Premises and has the right to enter into this Lease. If Tenant or Landlord is a corporation, limited liability company or a partnership, each individual executing this Lease on behalf of said corporation, limited liability company or partnership, as the case may be, represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with its corporate bylaws, operating agreement, statement of partnership or certificate of limited partnership, as the case may be, and that this Lease is binding upon said entity in accordance with its terms.

40.11    Exhibits.  All exhibits, amendments, riders and addenda attached hereto are hereby incorporated herein and made a part hereof.

[Signature page follows]

THIS LEASE is effective as of the date the last signatory necessary to execute the Lease shall have executed this Lease.

LANDLORD: Real Property Investments, LLC, a Colorado limited liability company		TENANT: IGM BIOSCIENCES, INC., a Delaware corporation

By:	/s/ Stephen Finn	By:	/s/ Fred Schwarzer
Printed Name:	Stephen Finn	Printed Name:	Fred Schwarzer
Title:	Member	Title:	Chief Executive Officer
Date:	2/27/2019	Date:	3/1/2019